EXHIBIT 99.1

PRESS RELEASE

MEDIA CONTACTS:	INVESTOR CONTACTS:

Brian Martin (212) 282-5103	Renee Johansen Rob Foresti (212) 282-5320

Victor Beaudet (212) 282-5344

AVON REPORTS FIRST QUARTER EPS OF $.42,
$.02 AHEAD OF ORIGINAL OUTLOOK

Sales Increase of 7% is Strongest Since 3Q 2000,
Driven by 11% Gain in Beauty Sales

Active Representatives Climb 13% and Units Grow 10%

NEW YORK, April 25, 2003 – Avon Products, Inc. (NYSE:AVP) today reported earnings for the first quarter of 2003 of $.42 per share, an increase of 5% from last year’s first-quarter earnings of $.40 per share. The results were $.02 ahead of Avon's original target announced February 4, and $.01 per share ahead of the increased guidance provided by the company on March 28.

     Avon said its results in the quarter reflect stronger-than-expected international operating performance and results in the U.S. that were in line with its March 28 forecast.

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     As previously announced, Avon’s first-quarter earnings include costs associated with repositioning the company’s beComing product line from a retail brand to one sold exclusively through Avon’s Beauty Advisor Representatives. The repositioning costs in the quarter were approximately $18 million pretax.

     Sales in the quarter increased 7% to $1.47 billion, versus $1.37 billion in the 2002 period. Avon said the sales increase represented the highest quarterly growth rate since the third quarter of 2000. In local currencies, sales were up 12%. Avon said the five-point currency drag on sales was the lowest since the fourth quarter of 2001 and reflected stronger currencies year-over-year in Europe and Asia.

     Avon’s overall sales were driven by an 11% increase in Beauty products, which was the highest quarterly Beauty growth rate in over six years. Avon also reported strong increases in both units and active Representatives, which were up 10% and 13%, respectively, with all geographic regions posting solid gains. Avon said this was the fourth consecutive quarter of double-digit increases in these two key business indicators.

     Operating profit rose 7% in the quarter, operating margin was flat with prior year – as expected – and gross margin increased 30 basis points. Excluding the costs to reposition beComing, Avon said operating profit rose 19%, operating margin expanded by 130 basis points and gross margin increased 90 basis points versus 2002.

     Net income in the quarter was $98.9 million, compared with $96.3 million in the first quarter of 2002.

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     Cash flow from operations in the first quarter improved by $22 million versus last year, despite a $40 million cash contribution to the company’s pension plan in the quarter. Avon today reiterated its full-year target for cash flow from operations of $650-700 million.

     Commenting on the first-quarter performance, Andrea Jung, Avon’s chairman and chief executive officer said, “We are particularly pleased that in this uncertain external environment, Avon’s global portfolio continues to deliver excellent results. Our strategies to drive top-line growth clearly are working. Robust sales, combined with the increasing benefits we expect to reap from our Business Transformation initiatives, point to another strong year for Avon,” she said.

     “In the U.S., the fundamentals of our business continue to be very solid. Active Representatives were up 3% in the quarter and we saw a record number of additions to the sales force. Beauty sales were up 8%, buoyed by higher strategic investments and the highly successful re-launch of Anew Retroactive. Our Wellness business, which is another area of strategic focus, also posted strong double-digit sales growth versus last year. Overall U.S. sales growth of 1% was in line with our revised expectations, reflecting the severe weather in the quarter as well as war-related consumer uncertainty. We expect U.S. sales growth to be up in the 3% range in the second quarter and we look for further acceleration in the second half, driven by the launch of our new mark. brand and a pipeline of exciting new beauty products in the core business,” Ms. Jung said.

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     “Our international operations outperformed our expectations in the quarter, generating a sales gain of 11% and an operating profit increase of 26%. Once again, international results were driven by outstanding performance in Europe and Asia. Very encouraging, Latin America posted an increase in dollar operating profits in the quarter for the first time since the third quarter of 2001 by generating excellent local currency results that more than offset weaker currencies year-over-year in the region,” Ms. Jung said.

     Looking ahead to the second quarter, Ms. Jung said, “Sales should continue to grow in line with the very strong rates of the first quarter in both dollars and local currencies, driven again by increases in units and active Representatives. Operating profit is expected to grow at a low-teens percentage rate and earnings per share are forecast to be up in the mid-single-digit range, mainly reflecting unusually high foreign exchange gains last year that do not repeat in 2003.”

     Ms. Jung also reiterated that Avon is on track to achieve its full-year earnings target of $2.55 per share.

Regional Highlights

     In the U.S., Avon said sales increased 1%, on top of an 8% sales increase in the first quarter of 2002, which was the highest quarterly sales growth in the U.S. last year. Sales were driven by Avon’s beauty business, which grew 8% in the quarter. Avon’s focus on beauty helped drive a 170 basis-point increase in gross margin in the U.S. Operating profit increased 6% and operating margin expanded 80 basis points to 19.1%, the highest first-quarter level in over a decade. Units increased 4% and active Representatives were up 3%.

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     In Europe, sales increased 36%, with all major markets posting double-digit gains. There was particular strength in Central/Eastern Europe, up nearly 50%, including Russia, which was up nearly 70%. Europe’s sales in local currencies were up 22% in the quarter. Operating profit was up 51% and operating margin expanded by 140 basis points to 14.4%. Units and active Representatives increased by 26% and 21%, respectively.

     In Avon’s Pacific region, sales acceleration continued, advancing 17%, which was the highest growth rate in over two years for the region. China continued to be the fastest growing market in the Pacific, with sales up approximately 35% in the quarter. Avon’s largest Asian market, Japan, posted a sales increase of 23% in dollars and 9% in local currency. Japan’s local currency sales growth was the highest in over five years, driven by 9% unit growth and a 14% increase in active Representatives. Local currency sales in the region were up 12%. The Pacific’s operating profit was up 51% in the quarter and operating margin expanded 350 basis points to 15.7%. Units were up 8% and active Representatives grew 12%.

     In Latin America, sales declined 8% in dollars due to weaker year-over-year currencies in most markets. In local currencies, sales were up 21%, reflecting increases in every major market in the region. Dollar operating profit was up 4% in the region, driven by particularly strong profit growth in Mexico, which was up 27%. Units and active Representatives were up 7% and 13%, respectively, in the region, also driven by excellent growth in Mexico.

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     Avon is the world’s leading direct seller of beauty and related products, with $6.2 billion in annual revenues. Avon markets to women in 143 countries through 3.9 million independent sales Representatives. Avon product lines include such recognizable brands as Avon Color, Anew, Skin-So-Soft, Advance Techniques Hair Care, beComing and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avon.com.

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Cautionary Statement under the Private Securities Litigation Reform Act of 1995

     Statements in this release, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic and political uncertainties in Latin America; the impact of SARS-related concerns on the Company’s Asia-Pacific business and its Asian-based supply chain; the Company’s ability to implement its business strategy and its Business Transformation initiatives, including the integration of similar activities across markets to achieve efficiencies; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets; the impact of substantial currency fluctuations in the Company’s principal foreign markets and the success of the Company’s foreign currency hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Form 10-K report for the year ended December 31, 2002, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended March 31		Percent Change

	2003	2002

Net sales	$1,465.7	$1,372.1	7%
Other revenue	15.7	11.5

Total revenue	1,481.4	1,383.6	7%
Cost of sales (1)	574.2	540.9
Marketing, distribution and administrative expenses (1)	743.6	690.1

Operating profit	163.6	152.6	7%

Interest expense	9.9	13.4
Interest income	(2.5)	(4.3)
Other expense (income), net (2)	1.8	(6.0)

Total other expenses (1)	9.2	3.1
Income from continuing operations before taxes and minority interest	154.4	149.5	3%
Income taxes	54.0	52.1

Income from continuing operations before minority interest	100.4	97.4	3%
Minority interest	(1.5)	(1.1)

Net income	$98.9	$96.3	3%

Earnings per share:
Basic	$.42	$.41	2%

Diluted (3)	$.42	$.40	5%

Average shares outstanding:
Basic	235.09	236.70
Diluted	243.82	246.30

Notes:

(1) Effective January 1, 2003, certain reclassifications were reflected within Cost of sales, Marketing, distribution & administrative expenses and Total other expenses, net. These reclassifications had no impact on Net income or Earnings per share. For comparison purposes, the prior periods were adjusted to conform to the current period presentation.

(2) For the three months ended March 31, 2003, Other expense (income), net includes foreign exchange losses of $1.1 of which $1.0 related to U.S. dollar denominated assets in Argentina, Venezuela, Brazil and Mexico. For the three months ended March 31, 2002, Other expense (income), net includes foreign exchange (gains) of ($7.5) of which ($11.3) related to a U.S. dollar denominated intercompany loan receivable in Argentina.

(3) For purposes of calculating diluted earnings per share for the three months ended March 31, 2003 and 2002, after tax interest expense of $2.7 and $2.6, respectively, applicable to convertible debt was added back to net income.

AVON PRODUCTS, INC. RECONCILIATION SCHEDULE

(in millions, except per share data)

	QUARTER ENDED MARCH 31

	Gross Profit	Gross Margin	Operating Profit	Operating Margin	Pretax Income	Net Income	Diluted E.P.S.

2003
As Reported	$907.2	61.2%	$163.6	11.0%	$154.4	$98.9	$0.42
% vs. prior year	8%	0.3 pts	7%	0.0 pts	3%	3%	5%

U.S. Retail	7.8	0.6	18.2	1.3	18.2	11.8	0.05

Adjusted	$915.0	61.8%	$181.8	12.3%	$172.6	$110.7	$0.47
% vs. prior year	9%	0.9 pts	19%	1.3 pts	15%	15%	18%

2002
As Reported	$842.7	60.9%	$152.6	11.0%	$149.5	$96.3	$0.40

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the differences between the non-GAAP financial measures with the financial measures calculated and presented in accordance with GAAP.

This information is provided to assist in investors’ understanding of the Company’s results of operations. Results are adjusted to exclude expenses of $18.2 million incurred in the first quarter to reposition the beComing brand, primarily severance costs and inventory and asset writedowns, which are nonrecurring in nature and materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of the ongoing operations of Avon's core direct selling business.

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FIRST QUARTER 2003 - THREE MONTHS ENDED 3/31/03

REGIONAL RESULTS

$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

	% var. vs 1Q02		% var. vs 1Q02	% var. vs 1Q02		2003 percent	% var. vs 1Q02	% var. vs 1Q02

North America	$568.5	1%	1%	$82.4	-13%	14.3%	5%	4%
US	501.2	1	1	97.5	6	19.1	4	3
International	897.2	11	19	145.5	26	16.1	12	15
Latin America	358.9	-8	21	64.3	4	17.9	7	13
Europe	326.4	36	22	47.3	51	14.4	26	21
Pacific	211.9	17	12	33.9	51	15.7	8	12
Total from Operations	1,465.7	7	12	227.9	8	15.4	10	13
Global Expenses	-	-	-	(64.3)	-11	-	-	-
Consolidated	$1,465.7	7%	12%	$163.6	7%	11.0%	10%	13%

CATEGORY SALES (US$)

	Consolidated		US

		% var. vs 1Q02		% var. vs 1Q02

Beauty (cosmetics/fragrances/toiletries)	$977.2	11%	$279.6	8%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	254.4	-3	118.4	-5
Beyond Beauty (home products/gift and decorative/candles)	178.9	-6	79.8	-16
Health and Wellness	55.2	40	23.4	29

	$1,465.7	7%	$501.2	1%